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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Windy Hill Pet Food Holdings, Inc.

We consent to the inclusion of our report dated March 13, 1998, with respect to the consolidated balance sheets of Windy Hill Pet Food Holdings, Inc. and subsidiaries, as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the ten-month period ended December 30, 1995, which report appears in Amendment No. 1 to Form 8-K of Doane Products Company dated August 14, 1998.



/s/ KPMG Peat Marwick LLP


San Francisco, California
August 13, 1998